Exhibit 10.1
AGREEMENT
     THIS AGREEMENT (“Agreement”), dated as of the 9th day of March, 2010 (the “Effective Date”), by and between Lakes Ohio Development, LLC, a Minnesota limited liability company (the “Company”) and Quest Media Group, LLC, an Ohio limited liability company (“Quest”).
WITNESSETH:
     WHEREAS, the Company and MYOHIONOW.COM, LLC, an Ohio limited liability company, previously entered into a Joint Venture Agreement dated April 16, 2008 (the “JV Agreement”) pertaining to placing a referendum on the November, 2008 Ohio statewide election ballot to approve an amendment to the Ohio Constitution that would permit the development and operation of a casino in Clinton County, Ohio (the “2008 Initiative”); and
     WHEREAS, pursuant to the JV Agreement, Company advanced monies necessary to fund the 2008 Initiative, the principal of which totals approximately Twenty-Seven Million Seven Hundred Seventy-Five Thousand Dollars ($27,775,000) (“JV Loans”), which amounts will be documented by the Company and reported to Quest once such amounts are finally determined; and
     WHEREAS, Quest assisted the Company in partnering with Rock Ohio Ventures, LLC (“Rock”) and Penn Ventures, LLC (“Penn”) with respect to funding the proposed citizen-initiated referendum in November, 2009 to amend the Ohio constitution, commonly referred to as Issue 3 (“2009 Initiative”) and the potential development and operation of a gaming facility in each of Toledo, Columbus, Cincinnati and Cleveland, Ohio (collectively, “Casinos”); and
     WHEREAS, the Company funded certain costs that were incurred by Rock and Penn for the 2009 Initiative (“2009 Initiative Costs”) which amounts will be documented by the Company and reported to Quest once such amounts are finally determined; and
     WHEREAS, the Company (or an affiliate) has, or will have the right to obtain, an equity position in Rock Ohio Ventures, LLC (“Rock Equity”) and Penn Ventures, LLC (“Penn Equity”) pertaining to the development and operation of the Casinos; and
     WHEREAS, the Company and Quest desire to enter into this Agreement to set forth the terms and conditions upon which Quest shall be compensated for the services it performed relating to the 2009 Initiative (“Services”).
     WHEREAS, the parties hereto acknowledge and agree that as of the date of this Agreement the Services have been fully performed and the compensation to be paid is fully earned.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Fee. In consideration of Quest’s performance of the Services, Quest shall be paid a fee on the terms and conditions set forth in this Section 1.1.

          1.1. Terms and Conditions of Fee
               (a) Amount of Fee. The fee (“Fee”) shall be an amount equal to eighteen percent (18%) of the Gross Distributions after payment of any Additional Capital Required Return pursuant to 1.1(b)(ii) below.
               (b) Certain Definitions. For the purposes of this Agreement with respect to each Project Company:
               (i) “Gross Distributions” means the amount of cash received by the Company from such Project Company less any Prior Costs pursuant to 1.1(b)(iii) below;
               (ii) “Additional Capital Required Return” means the total amount required to be paid with respect to capital invested in such Project Company in excess of the 2009 Initiative Costs (“Additional Capital”), provided, however, that, in the event such Additional Capital investment is made by the Company (or its affiliates) and/or Quest by or through the exercise of its rights described in Section 1.2 below, the required payment shall equal the amount a third party providing such Additional Capital in an arm’s length transaction would require in connection with the provision of such Additional Capital, as determined in good faith by the Company in consultation with independent investment bankers;
               (iii) “Prior Costs” means an amount equal to:
a.	as of the date the Company receives its first distribution from a Project Company (the “First Distribution Date”), the sum of the JV Loans plus Interest and the 2009 Initiative Costs plus Interest multiplied by twenty percent (20%) (“First Amount”) (each such twenty percent portion being an “Annual Allocation”);

b.	as of the first anniversary of the First Distribution Date, an additional Annual Allocation for the prior year plus any unpaid First Amount together with Interest accrued thereon from and after the First Distribution Date (the “Second Amount”);

c.	as of the second anniversary of the First Distribution Date, an additional Annual Allocation for the prior year plus any unpaid Second Amount, together with Interest accrued thereon from and after the first anniversary of the First Distribution Date (the “Third Amount”);

d.	as of the third anniversary of the First Distribution Date, an additional Annual Allocation for the prior year plus any unpaid Third Amount, together with Interest accrued thereon from and after the second anniversary of the First Distribution Date (the “Fourth Amount”); and

e.	as of the fourth anniversary of the First Distribution Date, and at any time thereafter, the final Annual Allocation for the prior year plus any unpaid Fourth Amount, together with Interest accrued thereon from and after the third anniversary of the First Distribution Date.

For purposes of these calculations, any amounts applied to the payment of Prior Costs will be applied first to the Interest component thereof and thereafter to principal.

Notwithstanding anything herein to the contrary, Quest shall receive no more than $500,000 annually until Company has been fully repaid for all Prior Costs.

All cash received by the Company from the Project Companies will be applied first to pay the Prior Costs except for the Fee payable to Quest as described above.
                    (iv) “Project Company” means the entities formed to develop and operate the Casinos and in which the Rock Equity and the Penn Equity relate including Rock Ohio Ventures, LLC, Penn Ventures, LLC and their respective successors or other entities formed by such companies to develop and operate the Casinos (e.g., “Project Vehicles” as the term is used in the Letter Agreement between Lakes Entertainment, Inc. and Penn Ventures, LLC dated October 28, 2009).
                    (v) “Interest” means simple interest accruing at a rate of 10% per annum from the date of any advance plus an additional amount as may be necessary to ensure that the Company receives a net amount with respect to the JV Loans and the 2009 Initiative Costs equal to the full amount the Company would have received had such payments not been subject to taxes.
                    (c) Payment and Duration of Fee. Subject to Section 1.2, Quest shall commence receiving the Fee on the First Distribution Date until termination, if any, of this Agreement pursuant to Section 4 herein. Each installment of the Fee shall be paid to Quest within five (5) days after the Company receives a distribution and accompanied by a written report setting forth the amount of, and the date, the distribution was received from such Project Company. The Company shall provide reports to Quest upon request detailing the distributions that the Company receives from the Project Companies and the payment of principal and interest on the Prior Costs and any Additional Capital Required Return.
                    (d) Gaming Regulations. Quest shall not be paid any Fee during any period for which it does not hold all required licenses and registrations required under Applicable Law (if any) to receive payment under this Agreement. Quest agrees to notify the Company of any notices or communications received by Quest from any Gaming Authority with respect to this Agreement or the Fee. Quest agrees that the termination right pursuant to Sections 4(b) and 6(c) shall apply both to the Requested Information and any communications from any Gaming Authority in respect of the Fee, this Agreement, Quest, the principals of Quest or persons affiliated or associated with the principals of Quest.
                    (e) Quest shall have the option of deferring one or more Fee payments in order to apply the Fee payment proceeds to the pre-payment of the Prior Costs and/or any Additional Capital Required Return (e.g., thereby reducing the principal balance of the Prior Costs earlier than as contemplated by the amortization and allocation in Section 1.1(b)(iii)). The option will be exercised by Quest giving written notice to the Company and returning the Fee payment no later than 14 days after receipt of such Fee payment.
                    (f) Quest shall also have the option to pay additional funds to the Company and pay off the principal balance of the Prior Costs and any accrued Interest thereon.
          1.2. Right of First Refusal.
                    (a) Right. If a Project Company requests that the Company (or an affiliate) invest Additional Capital, the Company shall offer to Quest the right to invest up to eighteen percent

(18%) of the Additional Capital being invested upon the same terms and conditions (including the timing of investment) as the Company (or its affiliate) is proposing to invest such Additional Capital. The Company will promptly forward to Quest any such request by a Project Company.
               (b) Notice. The right hereunder shall be made by written notice given to Quest, specifying therein the amount of the Additional Capital and terms related to such investment. Quest shall have a period of ten (10) business days (or, (i) if such Project Company requests a commitment from the Company in a shorter period of time, such time as required by Project Company. If Quest elects to accept such offer, Quest shall so accept by written notice to the Company given within such 10-day period (or such other shorter period if applicable). If Quest fails to accept such offer in whole within such 10-day period (or such other shorter period if applicable) or fails to fully fund its eighteen percent (18%), Quest shall be deemed to have waived its rights hereunder and shall no longer have any right of first refusal with respect to any Additional Capital raised thereafter.
               (c) Repayment. In the event Quest exercises its right to contribute Additional Capital, Quest shall be repaid on a pro rata basis proportionate to the Company’s contribution of Additional Capital and the terms of repayment and the Additional Capital Required Return with respect to Quest’s contribution of Additional Capital will be on the same terms as those applicable to the contribution of Additional Capital by the Company.
          1.3 Security Interest. As security for the payment of the Fee, the Company grants to Quest a security interest in an amount of the Distribution equal to its Fee pursuant to the terms and conditions of the Security Agreement entered into as of the date of this Agreement, a copy of which is attached hereto as Exhibit A.
          1.4 Exclusion. The Fee shall not apply to any monies the Company receives for management, development or consulting services or the like, or any principal or interest payments made to Company for debt owed to Company.
          1.5 Penn and Rock Agreements. The Company shall endeavor to deliver any amendments to such agreements and any further agreements relating to the Penn Equity and/or the Rock Equity, provided, however, that Company’s failure to provide such amendments shall not be a default under this Agreement if such amendments are filed pursuant to its SEC reporting obligations.
     2. Representations and Warranties/Conditions.
          2.1 Quest’s Representations and Warranties. Quest represents and warrants to the Company that:
               (a) Entering into this Agreement and/or receiving payment hereunder does not violate any Applicable Laws (as defined below), including, without limitation, any Gaming Laws (as defined below);
               (b) Quest holds all required licenses and registrations, and has satisfied all other requirements of Applicable Laws necessary to accept payment hereunder;
               (c) Quest and its employees, officers, directors, members, managers and agents, will not in any way hold itself or themselves out as representatives or owners of Company, Rock or Penn, nor will they have the right to speak on behalf of such companies;
               (d) Quest has full power and authority to do and perform all acts and things required to be done by it under this Agreement. The execution, delivery and performance by Quest of this

Agreement, as well as all documents and agreements necessary to consummate the transaction contemplated hereby, are within the authority of Quest, have been authorized by all necessary proceedings and do not and will not contravene any provision of law, Quest’s charter, bylaws, other organizational documents or any amendment thereof. This Agreement and any other agreements and instruments required to be delivered hereunder by Quest, when duly executed and delivered by Quest, will constitute valid and binding obligations of Quest and will be enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditor’s rights generally or by general principles of equity;
               (e) Quest’s execution of and compliance with this Agreement will not result in the breach of any term or provision of, or constitute a default under any agreement or other instrument to which Quest is subject;
               (f) To the knowledge of Quest, the engagement of Quest by the Company to perform the Services required hereunder will not create any Gaming Problem (as defined below).
          2.2 Pre-Condition to Payment Obligations. It shall be a pre-condition to the Company’s obligation to make payments of the Fee to Quest as required under this Agreement, that Quest has obtained and maintains throughout the Term, all gaming licenses and all other required authorizations on its behalf and on behalf of any and all of its officers, members, managers, agents, employees, directors, shareholders, and all other Persons, as required by any and all Gaming Authorities.
     3. Term of Agreement.
          The term of this Agreement (the “Term”) shall commence upon the Effective Date and continue so long as there is a Distribution, subject to termination of this Agreement pursuant to the provisions of this Agreement.
     4. Termination Events.
          This Agreement may be terminated upon written notification to the other party as follows:
               (a) by either Quest, on the one hand, or the Company, on the other hand, if a breach of any provision of this Agreement has been committed by the other;
               (b) by the Company pursuant to an exercise of its rights under Section 6(c) hereof;
               (c) by the Company if Quest fails to comply with any Applicable Laws in connection with receiving payment hereunder. Notwithstanding the foregoing, Quest shall have sixty (60) days from the date notified by the Company to cure any such non-compliance, unless a Governmental Authority or Gaming Authority requires a cure period of shorter duration, in which case Quest must cure such non-compliance within such cure period. If Quest fails to cure the non-compliance within such period of time, Company may immediately terminate this Agreement.
     5. Effect of Termination.
          Each party’s right of termination under Section 4 is in addition to any other rights it may have under this Agreement, in equity, or at law, and the exercise of a right of termination shall not constitute an election of remedies.

     6. Quest Covenants.
               (a) Confidential Information. Quest hereby covenants and agrees that, unless previously authorized in writing or instructed in writing by the Company, Quest will, during the Term of its engagement hereunder, and following any termination of this Agreement, will keep this Agreement, and its association with the Company, and its indirect association with Rock, Penn and the Casinos, and each of them, strictly confidential unless (i) disclosure is required by Gaming and or Governmental/Legal Authorities, or (ii) in connection with discussions with Quest’s accountants, attorneys, lenders, financial advisors or consultants, investors, owners or prospective owners of Quest or Quest’s owners, or (iii) such matter or information becomes publicly available or known or is of public record through no breach of this Agreement by Quest.
               (b) Compliance with Applicable Laws. Quest shall comply with all Applicable Laws during the term of this Agreement.
               (c) Compliance Committee. Quest shall promptly provide the Company with all information required by the Company or its compliance committee with respect to Quest’s and its respective affiliates, and each such Person’s officers, members, managers, agents, employees, directors and shareholders, including background, financial condition, litigation, indictments, criminal proceedings and the like in which they are, may be or have been involved, if any, (“Requested Information”) in order for the Company to determine that the Requested Information does not disclose any fact which might adversely affect in any manner, any gaming licenses, registrations, findings of suitability, permits or approvals (collectively, “Gaming Licenses”) sought or held by the Company or any of its affiliates, or the current stature of the Company or its affiliates with any gaming commission, board or similar regulatory agency, or any pending or anticipated applications for Gaming Licenses filed by the Company or any of its affiliates. In the event Quest shall fail to provide the Requested Information promptly, or if the information provided with respect to Quest or its respective affiliates, or information which Company obtained as a result of its own due diligence investigation, in the reasonable opinion of the Company or its compliance committee might adversely affect any Gaming Licenses held by the Company or its affiliates or the current stature of the Company or its affiliates with any gaming commission, board, or similar governmental or regulatory agency (including, but not limited to, as an applicant) (a “Regulatory Defect”), then the Company shall have the right to immediately terminate this Agreement upon written notice and the parties shall have no further obligations or liability hereunder. This obligation shall continue throughout the term of this Agreement. Notwithstanding the foregoing, Quest shall have 60 days from the date notified by Company to cure the Regulatory Defect. If Finder fails to cure the Regulatory Defect within such 60 days, Company may immediately terminate this Agreement.
     7. Definitions. For purposes of this Agreement, the following terms, have the following meanings:
     “Applicable Laws” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority and all common law duties, including, without limitation, all Gaming Laws, (ii) Consents of any Governmental Authority and (iii) orders, decisions, rulings, judgments, directives or decrees of any Governmental Authority binding on, or applicable to, any of the parties hereto.
     “Consents” shall mean all consents, approvals, authorizations, waivers, permits, grants, franchises, licenses, exemptions or orders of, or any registrations, certificates, qualifications, declarations or filings with, or any notices to, any Governmental Authority or other Person.
     “Gaming Authority” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any international government, any state, province or city or other political subdivision, any applicable State government, or otherwise, whether now or hereafter in existence, or any officer or official thereof, in each case, with licensing, permit or regulatory authority over gambling, gaming or casino activities.
     “Gaming Laws” shall mean all Applicable Laws of all Gaming Authorities, as in effect from time to time, including the policies, interpretations and administration thereof by such Gaming Authorities.
     “Gaming Problem” shall mean any circumstances that cause the Company, any member, manager, director, officer, or employee of the Company, or any parent, affiliate, or subsidiary of any such Person, to be deemed likely, in the reasonable discretion of the Board of Directors of the Company, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company, or any parent, affiliate, or subsidiary of the Company, to obtain or retain any Gaming Licenses, or that may result in the imposition of materially burdensome terms and conditions on any such Gaming License.
     “Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the Securities and Exchange Commission and any Gaming Authority), and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
     “Person” shall mean any individual, sole proprietorship, partnership (general or limited), joint venture, trust, trustee, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution or other entity or Governmental Authority.
     8. Miscellaneous.
               (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no other agreement, statement, promise or practice between the parties relating to the subject matter shall be binding upon the parties. This Agreement may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto.
               (b) Assignment; Binding Effect. This Agreement shall not be assignable by Quest, but it shall be binding upon, and shall inure to the benefit of, its heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may be assigned by the Company to an entity controlling, controlled by, or under common control with the Company; provided, however, that such assignee shall assume all rights and obligations of the Company pursuant to this Agreement, and further provided that any gaming/casino licenses or permits that Company has obtained relating to the Casino shall be assigned to that such assignee.
               (c) Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

If to the Company, to:
Lakes Ohio Development, LLC
Attn: Damon E. Schramm
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Phone: (952) 449-7069
Facsimile: (952) 449-7068
If to Quest, to:
Quest Media Group, LLC
Attn: Ricky A. Lertzman
23800 Commerce Park, Suite E
Beachwood, Ohio 44122
Phone: (216) 464-1300
Facsimile:
               and/or to such other Persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.
               (d) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
               (e) Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.
               (f) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.
               (g) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original, and may be delivered by facsimile.
               (h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Minnesota and for all purposes shall be construed and enforced in accordance with the internal laws of said state.
               (i) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective successors and permitted assigns.
               (j) Independent Contractor Status. The parties intend that an independent contractor relationship will be created under this Agreement. Accordingly, Quest shall have full responsibility for the payment of all federal, state and local taxes or contributions imposed that are required pursuant to unemployment insurance, social security, income, workers’ compensation and similar laws, and shall be solely responsible for any liability resulting from the acts, omissions or negligence of Quest or its agents, employees, officers, directors, members, managers, contractors or subcontractors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY: LAKES OHIO DEVELOPMENT, LLC
By:	/s/ Lyle Berman
Title: Chief Executive Officer

QUEST: QUEST MEDIA GROUP, LLC
By:	/s/ Brad Pressman
Title: Treasurer